Exhibit 99.1
NEWS RELEASE

Media Contact: Edward L. Dandridge Marsh & McLennan Companies +1 212 345 9751 ed.dandridge@mmc.com	Investor Contact: Keith Walsh Marsh & McLennan Companies +1 212 345 0057 keith.walsh@mmc.com

ED HANWAY TO SUCCEED LORD IAN LANG
AS INDEPENDENT CHAIRMAN OF THE MMC BOARD OF DIRECTORS
IN MAY 2016

NEW YORK, November 19, 2015 — The Board of Directors of Marsh & McLennan Companies, Inc. (NYSE: MMC), announced today that H. Edward (“Ed”) Hanway will succeed Lord Ian Lang as Independent Chairman of the Company’s Board of Directors when Lord Lang retires from the Board in May 2016, in accordance with the mandatory retirement age provision in the Company’s corporate governance guidelines.

Lord Lang, who joined the Marsh & McLennan Board in 1997, has served as Independent Chairman since May 2011. In addition to serving as Chair of the Board’s Executive Committee, he also serves on the Compensation, Directors and Governance, and Finance Committees.

Commenting on his upcoming retirement, Lord Lang said: “It has been a tremendous privilege to serve on the Marsh & McLennan Companies Board of Directors since 1997 and a particular honor to serve as Chairman. I am grateful to my fellow board members, to our talented management team and to our 58,000 employees for their hard work and commitment to this great Company. I am particularly proud of the value that we have created for our shareholders and am confident that Ed Hanway will make an excellent Independent Chairman when he assumes the post next May.”

Mr. Hanway, age 63, joined the Marsh & McLennan Board of Directors in 2010. He currently chairs the Compensation Committee and serves on the Executive and Finance Committees. He was Chairman and Chief Executive Officer of CIGNA Corporation from 2000 to the end of 2009.

“I am honored to become Independent Chairman of the Board and to serve with such accomplished Directors,” commented Mr. Hanway. “Ian’s service for 19 years, including as Chairman since 2011, spanned an important period in Marsh & McLennan’s history. I look forward to helping Marsh & McLennan deliver continued value for shareholders.”

From 1999 to 2000, Mr. Hanway served as President and Chief Operating Officer of CIGNA. From 1996 to 1999, he was President of CIGNA HealthCare, and from 1989 to 1996 was President of CIGNA International. He is a former Member of the Board of Directors of America's Health Insurance Plans (AHIP). He is also a past Chairman of the Council on Affordable Quality Healthcare (CAQH). A graduate of Loyola University Maryland, Mr. Hanway and his wife, Ellen, endowed the Hanway Lecture in Global Studies at Loyola University Maryland, which brings noteworthy leaders to campus to share timely, relevant insights into today’s global society.

Mr. Hanway serves as Chairman of Faith in the Future, an independent foundation focused on strengthening Catholic schools through a partnership with the Archdiocese of Philadelphia.

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About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and 58,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

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